Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter FY 2011 Earnings; Updates Guidance for FY 2011

SAN DIEGO--(BUSINESS WIRE)--August 10, 2011--Jack in the Box Inc. (NASDAQ:JACK) today reported net earnings of $18.7 million, or $0.38 per diluted share, for the third quarter ended July 10, 2011, compared with net earnings of $24.2 million, or $0.44 per diluted share, for the third quarter of fiscal 2010.

Gains from refranchising contributed approximately $0.13 per diluted share for the quarter as compared with approximately $0.26 per diluted share in the prior year quarter. Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, were approximately $0.25 per diluted share compared with approximately $0.18 per diluted share in the prior year quarter.

Increase (decrease) in same-store sales:

	12 Weeks Ended July 10, 2011	12 Weeks Ended July 4, 2010	40 Weeks Ended July 10, 2011	40 Weeks Ended July 4, 2010
Jack in the Box®:
Company	4.7%	(9.4%)	2.4%	(9.9%)
Franchise	2.4%	(9.6%)	0.9%	(9.5%)
System	3.2%	(9.5%)	1.4%	(9.8%)
Qdoba® System	5.1%	4.6%	5.8%	1.8%

Linda A. Lang, chairman, chief executive officer and president, said, “Jack in the Box company same-store sales increased 4.7 percent in the third quarter, ahead of our expectations, driven by strong traffic growth and an increase in the average check. On a two-year basis, this represented our fourth consecutive quarter of sequentially improving trends, which we believe has been largely driven by the investments we have made to enhance the entire guest experience at the Jack in the Box brand.

“Qdoba’s same-store sales momentum continued in the third quarter with an increase of 5.1 percent system-wide, driven by a combination of transaction growth, pricing and higher catering sales,” Lang said.

Consolidated restaurant operating margin was 12.5 percent of sales in the third quarter of 2011, compared with 14.2 percent of sales in the year-ago quarter.

Food and packaging costs in the quarter were 210 basis points higher than prior year. Overall commodity costs were approximately 6.5 percent higher in the quarter, driven by higher costs for beef, cheese, dairy, eggs and shortening.

Payroll and employee benefits costs were 80 basis points lower than the year-ago quarter, reflecting leverage from same-store sales increases and lower insurance costs. These decreases were partially offset by higher unemployment taxes resulting from rate increases in several states which negatively impacted payroll and employee benefits costs.

Occupancy and other costs increased 50 basis points in the third quarter due primarily to costs associated with the rollout of new menu boards and uniforms at Jack in the Box restaurants during the quarter. In addition, rent expense was higher as a percentage of sales due to the greater proportion of company-operated Qdoba restaurants versus the prior year. These costs were partially offset by lower utilities expense and leverage from same-store sales increases.

SG&A expense for the third quarter decreased by $5.7 million and was 9.9 percent of revenues compared with 10.9 percent last year. The decrease in SG&A was attributable primarily to the following:

  Advertising costs were $6.0 million lower due to the impact of refranchising of Jack in the Box restaurants and a $2.3 million decrease in incremental spending compared to the third quarter of 2010.
  Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans had no impact on SG&A in the third quarter as compared to a negative impact of $2.2 million in last year’s third quarter, resulting in a year-over-year decrease in SG&A of $2.2 million.
  Pension expense decreased by approximately $1.2 million due primarily to the company’s previously announced decision to sunset its pension plan, whereby participants will no longer accrue benefits after December 31, 2015.

  The company’s refranchising strategy and planned overhead reductions resulted in lower general and administrative costs of approximately $0.4 million.

These decreases were partially offset by the following:

  An insurance recovery related to Hurricane Ike resulted in a $2.0 million benefit to SG&A in the prior year.
  Incentive compensation accruals were $0.8 million higher in the quarter.
  Qdoba G&A increased by $0.5 million due primarily to higher overhead to support recently acquired markets and new unit growth.

With the sale of 226 restaurants year-to-date, the Jack in the Box system was two-thirds franchised as of the end of the third quarter. Gains on the sale of 112 company-operated Jack in the Box restaurants to franchisees totaled $10.2 million in the third quarter, or approximately $0.13 per diluted share, compared with $23.7 million, or approximately $0.26 per diluted share, in the year-ago quarter from the sale of 58 restaurants. For the third quarter of 2011, average gains were $91,000 per restaurant, and total proceeds related to refranchising were $27.3 million, or an average of $244,000 per restaurant. The restaurants sold in the third quarter included 70 restaurants in one market that had lower-than-average sales volumes and cash flows that resulted in lower gains. The re-image costs related to these restaurants will now be the responsibility of the franchisee, and the company expects the sale of these restaurants to be accretive to future operating earnings. Excluding these 70 restaurants, average gains and proceeds for the quarter were $233,000 and $410,000, respectively. The company did not provide any financing during the quarter related to refranchising. As of the end of the third quarter, notes receivable from franchisees related to refranchising activities totaled $10.3 million.

The company repurchased approximately 2,993,000 shares of its common stock in the third quarter of 2011 at an average price of $21.65 per share. Through the first three quarters of fiscal 2011, the company has returned nearly $140 million to shareholders through the repurchase of approximately 6,469,000 shares of its common stock at an average price of $21.61 per share. As of the end of the third quarter, approximately $60 million remained available to repurchase stock under a board authorization that expires in November 2012.

Restaurant openings

Five new Jack in the Box restaurants opened in the third quarter, including one franchised location, compared with four new restaurants opened system-wide during the same quarter last year, of which two were franchised. In the third quarter, 17 Qdoba restaurants opened, including 11 franchised locations, versus 13 new restaurants in the year-ago quarter, of which 8 were franchised. At July 10, 2011, the company’s system total comprised 2,220 Jack in the Box restaurants, including 1,485 franchised locations, and 564 Qdoba restaurants, including 335 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the fourth quarter and fiscal year ending Oct. 2, 2011. Fiscal 2011 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters. Fiscal 2010 was a 53-week year, with the additional week occurring in the fourth quarter.

Fourth quarter fiscal year 2011 guidance

  Same-store sales are expected to increase approximately 1 to 3 percent at Jack in the Box company restaurants versus a 4.0 percent decrease in the year-ago quarter.
  Same-store sales are expected to increase approximately 3 to 5 percent at Qdoba system restaurants versus a 5.6 percent increase in the year-ago quarter.
  Same-store sales guidance reflects trends experienced during the first four weeks of the fourth quarter.
  Commodity costs for the quarter are currently expected to increase by approximately 7 percent, driven by higher costs for most commodities other than poultry.

Fiscal year 2011 guidance

  Same-store sales are expected to increase approximately 2 to 3 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 5 to 6 percent at Qdoba system restaurants.
  Overall commodity costs are expected to increase by approximately 5 percent for the full year.

  Restaurant operating margin for the full year is expected to range from 12.5 to 13.0 percent, depending on same-store sales and commodity inflation.
  30 to 35 new Jack in the Box restaurants, including approximately 16 company locations.
  60 to 70 new Qdoba restaurants, including approximately 25 company locations.
  $55 to $60 million in gains on the sale of 250 to 300 Jack in the Box restaurants to franchisees, with $95 to $105 million in total proceeds resulting from the sales.
  Capital expenditures of $120 to $125 million.
  SG&A expense in the low-10 percent range, excluding impairment and other charges of 70 to 80 basis points.
  Tax rate of approximately 35 percent.
  Diluted earnings per share of $1.46 to $1.60, with the range reflecting uncertainty in the timing of anticipated refranchising transactions as well as same-store sales results and commodity inflation. Gains from refranchising are expected to contribute from $0.71 to $0.78 to diluted earnings per share, as compared to $0.65 in fiscal 2010. Operating earnings per share, which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, are expected to range from $0.75 to $0.82 per diluted share. Diluted earnings per share includes approximately $0.09 to $0.11 of incremental re-image incentive payments to franchisees in fiscal 2011 as compared to fiscal 2010.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, August 11, 2011, beginning at 9:00 a.m. PT (12:00 p.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:00 a.m. PT on August 11.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ:JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 19 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 550 restaurants in 42 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, stock market volatility, unemployment, trends in consumer spending patterns, commodity costs, and timing of sales of Jack in the Box restaurants to franchisees. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	Quarter		Year-to-Date
	July 10,	July 4,	July 10,	July 4,
	2011	2010	2011	2010

Revenues:
Company restaurant sales	$326,033	$376,143	$1,084,182	$1,276,538
Distribution sales	125,704	94,039	393,753	289,419
Franchise revenues	67,542	53,112	211,194	168,361
	519,279	523,294	1,689,129	1,734,318
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	110,596	119,642	359,725	404,285
Payroll and employee benefits	96,723	114,526	329,235	388,011
Occupancy and other	78,100	88,381	259,896	298,422
Total company restaurant costs	285,419	322,549	948,856	1,090,718
Distribution costs	126,063	94,652	395,242	290,931
Franchise costs	31,589	23,798	101,268	76,310
Selling, general and administrative expenses	51,344	57,031	170,854	182,450
Impairment and other charges, net	2,101	7,103	10,191	13,234
Gains on the sale of company-operated restaurants	(10,190)	(23,687)	(38,940)	(36,054)
	486,326	481,446	1,587,471	1,617,589

Earnings from operations	32,953	41,848	101,658	116,729

Interest expense, net	4,016	2,421	12,573	11,729

Earnings before income taxes	28,937	39,427	89,085	105,000

Income taxes	10,192	15,185	31,138	38,830

Net earnings	$18,745	$24,242	$57,947	$66,170

Net earnings per share:
Basic	$0.39	$0.44	$1.15	$1.19
Diluted	$0.38	$0.44	$1.13	$1.18

Weighted-average shares outstanding:
Basic	48,498	54,937	50,435	55,478
Diluted	49,252	55,711	51,225	56,264

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	July 10,	October 3,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$12,026	$10,607
Accounts and other receivables, net	72,219	81,150
Inventories	38,145	37,391
Prepaid expenses	34,937	36,100
Deferred income taxes	46,987	46,185
Assets held for sale	42,689	59,897
Other current assets	2,301	3,592
Total current assets	249,304	274,922

Property and equipment, at cost	1,525,532	1,562,729
Less accumulated depreciation and amortization	(671,857)	(684,690)
Property and equipment, net	853,675	878,039
Other assets, net	295,993	254,131
	$1,398,972	$1,407,092

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$21,148	$13,781
Accounts payable	72,986	101,216
Accrued liabilities	166,191	168,186
Total current liabilities	260,325	283,183

Long-term debt, net of current maturities	426,401	352,630

Other long-term liabilities	256,891	250,440

Deferred income taxes	41	376

Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	-	-
Common stock $0.01 par value, 175,000,000 shares authorized, 74,888,758 and 74,461,632 issued, respectively	749	745
Capital in excess of par value	199,700	187,544
Retained earnings	1,040,367	982,420
Accumulated other comprehensive loss, net	(74,233)	(78,787)
Treasury stock, at cost, 28,109,052 and 21,640,400 shares, respectively	(711,269)	(571,459)
Total stockholders’ equity	455,314	520,463
	$1,398,972	$1,407,092

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Year-to-Date
	July 10,	July 4,
	2011	2010

Cash flows from operating activities:
Net earnings	$57,947	$66,170
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	74,342	76,643
Deferred finance cost amortization	1,954	1,063
Deferred income taxes	(7,771)	(5,758)
Share-based compensation expense	6,755	7,564
Pension and postretirement expense	18,343	22,373
Gains on cash surrender value of company-owned life insurance	(8,287)	(1,006)
Gains on the sale of company-operated restaurants	(38,940)	(36,054)
Gain on the acquisition of franchise-operated restaurants	(426)	-
Impairment charges	1,684	4,083
Losses on the disposition of property and equipment, net	6,084	5,858
Loss on early retirement of debt	-	513
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(14,198)	(9,746)
Inventories	(754)	(2,252)
Prepaid expenses and other current assets	2,453	(23,002)
Accounts payable	(3,071)	(3,555)
Pension and postretirement contributions	(3,522)	(18,715)
Other	(577)	(36,298)
Cash flows provided by operating activities from continuing operations	92,016	47,881
Cash flows used in operating activities from discontinued operations	-	(2,172)
Cash flows provided by operating activities	92,016	45,709

Cash flows from investing activities:
Purchases of property and equipment	(99,485)	(62,173)
Proceeds from the sale of company-operated restaurants	76,915	52,035
Collections on notes receivable	20,014	8,074
Proceeds from assets held for sale and leaseback, net	8,311	31,333
Acquisition of franchise-operated restaurants	(22,077)	(8,115)
Other	(5,412)	2,507
Cash flows provided by (used in) investing activities	(21,734)	23,661

Cash flows from financing activities:
Borrowings on revolving credit facility	543,000	660,000
Repayments of borrowings on revolving credit facility	(453,000)	(512,000)
Proceeds from issuance of debt	-	200,000
Principal repayments on debt	(8,549)	(416,101)
Debt issuance costs	(989)	(9,126)
Proceeds from issuance of common stock	4,260	4,079
Repurchases of common stock	(138,050)	(50,000)
Excess tax benefits from share-based compensation arrangements	883	1,234
Change in book overdraft	(16,418)	12,412
Cash flows used in financing activities	(68,863)	(109,502)

Net increase (decrease) in cash and cash equivalents	1,419	(40,132)
Cash and cash equivalents at beginning of period	10,607	53,002
Cash and cash equivalents at end of period	$12,026	$12,870

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (Unaudited)

The following table presents certain income and expense items included in the company’s condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated.  Percentages may not add due to rounding.

	Quarter		Year-to-Date
	July 10,	July 4,	July 10,	July 4,
	2011	2010	2011	2010
Statement of Earnings Data:
Revenues:
Company restaurant sales	62.8%	71.9%	64.2%	73.6%
Distribution sales	24.2%	18.0%	23.3%	16.7%
Franchise revenues	13.0%	10.1%	12.5%	9.7%
	100.0%	100.0%	100.0%	100.0%

Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	33.9%	31.8%	33.2%	31.7%
Payroll and employee benefits (1)	29.7%	30.4%	30.4%	30.4%
Occupancy and other (1)	24.0%	23.5%	24.0%	23.4%
Total company restaurant costs (1)	87.5%	85.8%	87.5%	85.4%
Distribution costs (1)	100.3%	100.7%	100.4%	100.5%
Franchise costs (1)	46.8%	44.8%	48.0%	45.3%
Selling, general and administrative expenses	9.9%	10.9%	10.1%	10.5%
Impairment and other charges, net	0.4%	1.4%	0.6%	0.8%
Gains on the sale of company-operated restaurants	(2.0%)	(4.5%)	(2.3%)	(2.1%)
Earnings from operations	6.3%	8.0%	6.0%	6.7%

Income tax rate (2)	35.2%	38.5%	35.0%	37.0%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings before income taxes.

The following table summarizes the year-to-date changes in the number of Jack in the Box and Qdoba company-operated and franchised restaurants:

	July 10, 2011			July 4, 2010
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of period	956	1,250	2,206	1,190	1,022	2,212
New	11	10	21	18	14	32
Refranchised	(226)	226	-	(111)	111	-
Acquired from franchisees	-	-	-	1	(1)	-
Closed	(6)	(1)	(7)	(4)	(6)	(10)
End of period	735	1,485	2,220	1,094	1,140	2,234
% of system	33%	67%	100%	49%	51%	100%
Qdoba:
Beginning of period	188	337	525	157	353	510
New	17	30	47	8	15	23
Acquired from franchisees	24	(24)	-	16	(16)	-
Closed	-	(8)	(8)	-	(18)	(18)
End of period	229	335	564	181	334	515
% of system	41%	59%	100%	35%	65%	100%

Consolidated:
Total system	964	1,820	2,784	1,275	1,474	2,749
% of system	35%	65%	100%	46%	54%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291